                                                                   EXHIBIT 3.114

                              AMENDED AND RESTATED
                            LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT

                                       OF

                            DELTA ENERGY CENTER, LLC

                                   Dated as of
                                 April 5, 2001

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                               TABLE OF CONTENTS

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                                                                                       Page
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ARTICLE 1 GENERAL TERMS ...........................................................      1
        1.1      Name .............................................................      1
        1.2      Registered Agent and Office ......................................      1
        1.3      Term .............................................................      2
        1.4      Purpose ..........................................................      2
        1.5      Filings ..........................................................      2
        1.6      Definitions and Interpretation ...................................      2

ARTICLE 2 CAPITALIZATION ..........................................................      6
        2.1      Capital Accounts .................................................      6
        2.2      Effective Time Capital Contributions .............................      7
        2.3      Additional Contributions .........................................      7
        2.4      Loans ............................................................      7
        2.5      No Interest on Capital Account Balances ..........................      8
        2.6      Withdrawal .......................................................      8

ARTICLE 3 PROFIT AND LOSS ALLOCATIONS .............................................      8
        3.1      Introduction .....................................................      8
        3.2      Allocations ......................................................      8
        3.3      Tax Allocations ..................................................     10

ARTICLE 4 DISTRIBUTIONS ...........................................................     11
        4.1      Generally ........................................................     11
        4.2      Liquidating Distributions ........................................     11
        4.3      Withholding ......................................................     11

ARTICLE 5 MANAGEMENT ..............................................................     12
        5.1      Generally ........................................................     12
        5.2      Composition of Board; Meetings and Approval Requirements .........     12
        5.3      Matters Requiring Member Approval ................................     13
        5.4      Member Meeting and Approval Procedures ...........................     14
        5.5      Officers .........................................................     14
        5.6      Liability and Indemnification ....................................     14
        5.7      Company Funds ....................................................     15

ARTICLE 6 ACCOUNTING AND RECORDS; TAX MATTERS .....................................     15
        6.1      Fiscal Year ......................................................     15
        6.2      Method of Accounting .............................................     15
        6.3      Books and Records and Inspection .................................     16
        6.4      Tax Matters ......................................................     16

ARTICLE 7 THE MEMBERS .............................................................     16
        7.1      Register of Members ..............................................     16
        7.2      Admission of New Members Other than by Transfer ..................     17

                                        i

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
        7.3      Transfers of Interests ...........................................     17

ARTICLE 8 DISSOLUTION AND TERMINATION .............................................     17
        8.1      No Termination ...................................................     17
        8.2      Events of Dissolution ............................................     17
        8.3      Procedures Upon Dissolution ......................................     17
        8.4      Termination of Company ...........................................     18

ARTICLE 9 NATURE OF INTERESTS .....................................................     18
        9.1      Interests Shall Be Securities ....................................     18
        9.2      Issuance of Certificates .........................................     19
        9.3      Registered Owner .................................................     19

ARTICLE 10 MISCELLANEOUS PROVISIONS ...............................................     19
        10.1     Disclaimer of Agency .............................................     19
        10.2     Amendment ........................................................     19
        10.3     Notices ..........................................................     19
        10.4     Consequential Damages ............................................     20
        10.5     Counterparts .....................................................     21
        10.6     Governing Law ....................................................     21
        10.7     Binding Effect ...................................................     21
        10.8     Partial Invalidity ...............................................     21
        10.9     Captions .........................................................     21
        10.10    No Rights in Third Parties .......................................     21
        10.11    No Title to Company Property .....................................     21
        10.12    Further Assurances; Additional Documents .........................     21
        10.13    Persons Not Named ................................................     22

SCHEDULE 1  Register of Members
EXHIBIT A   Form of LLC Interest Certificate

                              AMENDED AND RESTATED
                            LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT

                            DELTA ENERGY CENTER, LLC

            THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the "AGREEMENT"), is dated as of April 5,2001, by and between BEn DEC Holdings, LLC, a Delaware limited liability company ("BEn MEMBER"), and CPN Delta Holdings LLC, a Delaware limited liability company ("CALPINE MEMBER"), with reference to the following:

                                    RECITALS

            A. Delta Energy Center, LLC, a Delaware limited liability company (the "COMPANY"), was formed by the filing of a Certificate of Formation (the "CERTIFICATE") with the Secretary of State of the State of Delaware on November 12,1999.

            B. Prior to the Effective Time (as defined below), BEn Member was the sole member of the Company.

            C. Calpine Member was admitted to the Company immediately prior to the Effective Time, and Calpine Member and BEn Member (collectively, the "MEMBERS") entered into that certain Limited Liability Company Operating Agreement of Delta Energy Center, LLC, as of the Effective Time (the "ORIGINAL LLC AGREEMENT").

            D. The Members desire to amend, restate and supercede in its entirety the Original LLC Agreement, and enter into this Agreement to provide for the management of the affairs of the Company and the conduct of its business.

            NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, desiring to be legally bound, hereby amend and restate the Original LLC Agreement as follows:

                                    ARTICLE 1

                                  GENERAL TERMS

      1.1 NAME. The name of the Company shall be Delta Energy Center, LLC.

      1.2 REGISTERED AGENT AND OFFICE. The name of the registered agent for service of process on the Company within the State of Delaware, and the address of such registered agent and the address of the registered office of the Company within the State of Delaware shall be c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

      1.3 TERM. The term of the Company began on the date of filing of the Certificate with the Secretary of State of the State of Delaware (the "FORMATION DATE"), and shall continue until December 31,2040, unless the Company is earlier dissolved in accordance with the provisions of Article 8.

      1.4 PURPOSE. The purpose of the Company is to develop, finance, own, operate and otherwise deal with the Delta Energy Center project located in Pittsburg, California, and to engage in any other activities related or incidental thereto or in anticipation thereof.

      1.5 FILINGS. The Board shall cause to be filed all such certificates, notices, statements or other instruments, and amendments thereto under the laws of the State of Delaware and other applicable jurisdictions as the Board may from time to time deem necessary or advisable for the operation of the Company.

      1.6 DEFINITIONS AND INTERPRETATION.

            (a) DEFINITIONS. Unless otherwise required by the context in which any capitalized term appears, or unless otherwise specifically defined elsewhere in this Agreement, capitalized terms used in this Agreement shall have the meanings set forth below.

            "ADJUSTED CAPITAL ACCOUNT DEFICIT" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

            (a) such Capital Account shall be deemed to be increased by any amounts that such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to allocations attributable to nonrecourse debt); and

            (b) such Capital Account shall be deemed to be decreased by the items described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4), (5) and
(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation section 1.704-1 (b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

            "AFFILIATE" means when used with reference to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of the foregoing, "control," "controlled by" and "under common control with" with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, partnership interests or other equity interests, or by contract or otherwise.

            "AGREEMENT" has the meaning set forth in the preamble to this Agreement, and includes all exhibits and schedules hereto.

            "BEn MEMBER" has the meaning set forth in the preamble to this Agreement.

            "BOARD" has the meaning set forth in Section 5.1.

            "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or San Francisco, California are required or authorized by law or regulation to close.

            "CALPINE MEMBER" has the meaning set forth in the preamble to this Agreement.

            "CAPITAL ACCOUNT" has the meaning set forth in Section 2.1.

            "CARRYING VALUE" means, with respect to any asset of the Company, the asset's adjusted basis as of the relevant date for U.S. Federal income tax purposes, except as follows:

            (a) the initial Carrying Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset as determined by the Members or the Board;

            (b) the Carrying Values of all Company assets (including intangible assets such as goodwill) shall be adjusted at the election of the Board to equal their respective fair market values (determined on a gross basis) as determined by the Members or the Board as of the following times:

                  (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, within the meaning of Treasury Regulation section
1.704-1(b)(2)(iv)(f)(5)(i);

                  (ii) the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an interest in the Company; and

                  (iii) the liquidation of the Company within the meaning of Treasury Regulation section 1.704-1(b)(2)(iv)(f)(5)(ii); and

            (c) if the Carrying Value of an asset has been determined or adjusted pursuant to clause (a) or (b) above, such Carrying Value thereafter shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Section 3.2.

The foregoing definition of Carrying Value is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

            "CERTIFICATE" has the meaning set forth in the recitals to this Agreement.

            "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

            "COMPANY" has the meaning set forth in the recitals to this Agreement.

            "CONSENT" means the prior written consent of the indicated party (including the Board, as applicable) to the action requested, or the affirmative vote of the required parties to the extent an action is approved pursuant to
Section 5.4(a) at a meeting of the Members.

            "DEPRECIATION" means for each fiscal year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for U.S. Federal income tax purposes with respect to an asset for such year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for income tax purposes at the beginning of such year, Depreciation shall be an amount that bears the same ratio to such Carrying Value as the income tax depreciation, amortization or other cost recovery deduction for such year bears to such adjusted tax basis; provided, however, that if the income tax depreciation, amortization or other cost recovery deduction for such year is zero. Depreciation shall be determined with reference to such Carrying Value using any reasonable method agreed to by or under the direction of the Board.

            "DIRECTOR" has the meaning set forth in Section 5.1.

            "EFFECTIVE TIME" means the time on August 8,2000 at which the Original LLC Agreement was executed and delivered by the Members.

            "FORMATION DATE" has the meaning set forth in Section 1.3.

            "GAAP" means U.S. generally accepted accounting principles.

            "INDEMNITEE" has the meaning set forth in Section 5.6(b).

            "INTEREST" means the entire legal and equitable ownership interest of a Member in the Company at any particular time.

            "LIQUIDATOR" has the meaning set forth in Section 8.3{b).

            "LLC ACT" means the Delaware Limited Liability Company Act, as amended from time to time; provided, however, that if any amendment to the LLC Act, or any succeeding or successor law, is applicable to the Company only if the Company has elected to be governed by the LLC Act as so amended or by such succeeding or successor law, as the case may be, the term "LLC Act" shall refer to the LLC Act as so amended or to such succeeding or successor law only after the appropriate election by the Board with the Consent of the Members.

            "LLC INTEREST CERTIFICATE" means a certificate in the form of Exhibit A attached hereto, issued by the Company pursuant to Article 9 that evidences a Member's Interest in the Company.

            "MEMBER" means BEn Member, Calpine Member and any other Person admitted as a member of the Company pursuant to this Agreement.

            "ORIGINAL LLC AGREEMENT" has the meaning set forth in the recitals to this Agreement.

            "PERSON" means any individual, partnership, corporation, association, business trust, limited liability company, or other entity.

            "PROFITS" and "LOSSES" means, for each fiscal year or part thereof, the Company's taxable income or loss for such year determined in accordance with Code section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code section 703(a)(1) shall be included in taxable income or loss) with the following adjustments:

            (a) any income of the Company that is exempt from U.S. Federal income tax shall be added to such taxable income or loss;

            (b) any expenditures of the Company described in Code section 705(a)(2)(B) or treated as such pursuant to Treasury Regulation section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

            (c) Depreciation for such fiscal year shall be taken into account in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss;

            (d) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for U.S. Federal income tax purposes shall be computed with reference to the Carrying Value of the property disposed of, rather than the adjusted tax basis of such property;

            (e) if any property is distributed in kind to any Member, the difference between its fair market value and its Carrying Value at the time of distribution shall be treated as Profit or Loss, as the case may be, recognized by the Company;

            (f) such taxable income or loss shall not be deemed to include items of income, gain, loss, deduction and Code section 705(a)(2)(B) expenditures allocated pursuant to Sections 3.2(b)(i)(A), 3.2(b)(i)(B), 3.2(b)(i)(C) or 3.2(b)(i)(D) (relating to allocations caused by the occurrence of deficit Capital Account balances or the presence of nonrecourse debt); and

            (g) the amount of any adjustment to the Carrying Value of any Company asset pursuant to clause (c) of the definition of "Carrying Value" herein shall be taken into account as Profit or LosS from the disposition of such asset as a Capital Event.

            "SHARING RATIO" means, unless otherwise agreed by all Members, fifty percent (50%) for each of BEn Member and Calpine Member.

            "TAX MATTERS PARTNER" has the meaning set forth in Section 6.4(b).

            "TAX REGULATORY ALLOCATIONS" has the meaning set forth in Section 3.2(b)(1)(F).

            "TRANSFER" means any sale, assignment, conveyance, encumbrance, mortgage or pledge by a Member of all or any portion of its Interest, whether occurring voluntarily or by operation of law.

            "TREASURY REGULATIONS" means the regulations issued by the Treasury Department pursuant to the Code.

            "UCC" has the meaning set forth in Section 9.1.

            "U.S." means the United States of America.

            (b) INTERPRETATION. Reference to a given Section, Subsection, Exhibit or Schedule is a reference to a Section, Subsection, Exhibit or Schedule of this Agreement, unless otherwise specified. The terms "hereof," "herein," "hereto," "hereunder" and "herewith" refer to this Agreement as a whole. Except where otherwise expressly provided or unless the context otherwise necessarily requires: (i) reference to a given agreement, instrument, statute or regulation is a reference to that agreement, instrument, statute or regulation as modified, amended, supplemented and restated from time to time, and, as to a statute or regulation, any successor statute or regulation, (ii) accounting terms have the meanings given to them by GAAP applied on a consistent basis by the accounting entity to which they refer, (iii) references to "dollars" or "$" shall mean the lawful currency of the U.S., (iv) reference to a Person includes its successors and permitted assigns, (v) references to any term in this Agreement when used in the singular shall have the same meanings when used in the plural and vice versa, (vi) the masculine shall include the feminine and neuter, and vice versa, and (vii) "includes" or "including" means "including, for example and without limitation."

                                    ARTICLE 2

                                 CAPITALIZATION

      2.1 CAPITAL ACCOUNTS.

            (a) ESTABLISHMENT. A separate capital account (a "CAPITAL ACCOUNT") shall be maintained for each Member.

            (b) CAPITAL ACCOUNT BALANCES. The Capital Account balance of each Member immediately after the Formation Date shall be equal to the amount for such Member set forth in Section 2.2, and such Capital Account shall thereafter be further adjusted with respect to subsequent events as follows:

                  (i) increased by:

                        (A) the aggregate amount of such Member's cash contributions to the Company;

                        (B) the Carrying Value of property contributed by such Member to the Company, net of liabilities secured by such property that the Company is considered to assume, or take subject to, under Code section 752; and

                        (C) Profits and items of income and gain allocated to such Member pursuant to Section 3.2: and

                  (ii) decreased by:

                        (A) cash distributions to such Member from the Company;

                        (B) the Carrying Value of property distributed in kind to such Member, net of liabilities secured by such property that such Member is deemed to assume, or take subject to, under Code section 752; and

                        (C) Losses and items of loss or deduction allocated to such Member pursuant to Section 3.2.

            (c) INTENT TO COMPLY WITH TREASURY REGULATIONS. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation section 1.704-1 (b), and shall be interpreted and applied in a manner consistent with such regulation. To the extent such provisions are inconsistent with such regulation or are incomplete with respect thereto, the provisions in this Agreement relating to the maintenance of Capital Accounts shall be amended (with the Consent of the Members, which Consent shall not be unreasonably withheld) in such manner as, in the opinion of independent recognized tax counsel for the Company, is necessary or desirable, taking into account the economic interests of the Members as a whole and all other relevant factors, to avoid or reduce such inconsistency or incompleteness to the extent possible without materially changing the amounts that otherwise would be distributable to any Member pursuant to this Agreement.

      2.2 EFFECTIVE TIME CAPITAL CONTRIBUTIONS. The Members have made capital contributions to the Company as of the Effective Time, and shall receive Capital Account credits therefor in equal amounts as determined by the Members.

      2.3 ADDITIONAL CONTRIBUTIONS. The Members shall make capital contributions to the Company as and when required by the Board, provided that the Board shall make capital calls of the Members, and the Members shall be required to make capital contributions to the Company, only in accordance with procedures to be established by the Members by agreement between them from time to time. Except as set forth in the immediately preceding sentence, no Member shall be required to make any capital contribution to the Company on or after the Formation Date, whether on liquidation of the Company, by reason of a deficit Capital Account balance, or otherwise. A Member may, with the Consent of the Board, make additional capital contributions to the Company, but no change in the Sharing Ratio of such Member shall result from any such contribution without the Consent of all Members.

      2.4 LOANS. Except as otherwise agreed between the Members from time to time or with the Consent of the Board, no Member shall be required or permitted to lend any money to or for the benefit of the Company.

      2.5 NO INTEREST ON CAPITAL ACCOUNT BALANCES. No Member shall be entitled to receive any interest on the balance in its Capital Account.

      2.6 WITHDRAWAL. No Member may withdraw as a member of the Company without the Consent of the non-withdrawing Member.

                                    ARTICLE 3

                           PROFIT AND LOSS ALLOCATIONS

      3.1 INTRODUCTION. Article 3 generally sets forth the rules for allocations to the Members. Section 3.2 sets forth the allocations of Profits. Losses and similar items, determined in accordance with the method of accounting set forth in Section 6.2, which is based on U.S. Federal income tax principles as adjusted by the allocation rules set forth in Treasury Regulation sections 1.704-1(b) and 1.704-2, rather than in accordance with either GAAP or the method used in filing the Company's U.S. Federal income tax return. Section 3.3 sets forth the manner in which items of income, gain, loss, deduction, credits and basis therefor will be allocated to the Members for income tax purposes to the extent such items may be allocated differently from the allocations referred to in the preceding sentence.

      3.2 ALLOCATIONS. Section 3.2(a) sets forth the general rule for Profit or Loss allocations to the Members. Section 3.2(b) sets forth various special rules that modify or clarify the general rules of Section 3.2(a).

            (a) GENERAL RULE. Profits and Losses of the Company shall be allocated to the Members in accordance with their Sharing Ratios.

            (b) SPECIAL RULES. Notwithstanding the general allocation rule set forth in Section 3.2(a), the following special allocation rules shall apply under the circumstances described therein.

                  (i) DEFICIT CAPITAL ACCOUNT AND NONRECOURSE DEBT RULES. The special rules in this Section 3.2(b)(i) apply, in the following order, to take into account the possibility of Members having deficit Capital Account balances for which they are not economically responsible and the effect of the Company incurring nonrecourse debt.

                        (A) MINIMUM GAIN CHARGEBACK. If there is a net decrease in minimum gain during any fiscal year of the Company, each Member shall be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to such Member's share of the net decrease in minimum gain within the meaning of Treasury Regulation section 1.704-2(g)(2), except to the extent not required by Treasury Regulation section 1.704-2(f). To the extent that this Section 3.2(b)(i)(A) is inconsistent with Treasury Regulation section 1.704-2(f) or incomplete with respect to such regulation, the minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulation.

                        (B) MEMBER MINIMUM GAIN CHARGEBACK. If there is a net decrease in Member nonrecourse debt minimum gain attributable to any Member nonrecourse debt during any Company year, within the meaning of Treasury Regulation section 1.704-2(i)(3), each Member who has a share of the Member nonrecourse debt minimum gain attributable to such Member nonrecourse debt, determined in accordance with Treasury Regulation section 1.704-2(i)(5), shall be allocated items of income and gain for such year (and, if necessary, subsequent years) equal to such Member's share of the net decrease in Member nonrecourse debt minimum gain, except to the extent not required by Treasury Regulation section 1.704-2(i)(4). To the extent that this Section 3.2(b)(i)(B) is inconsistent with Treasury Regulation section 1.704-20(i) or incomplete with respect to such regulation, the Member nonrecourse debt minimum gain chargeback provided for herein shall be applied and interpreted in accordance with such regulation.

                        (C) LIMITATION ON LOSS ALLOCATIONS. The Losses allocated to any Member pursuant to Section 3.2(a) with respect to any year shall not exceed the maximum amount of Losses that can be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such year. All Losses in excess of the limitation set forth in this Section 3.2(b)(i)(C) shall be allocated as follows and in the following order of priority:

                              (1) first, to those Members who will not be
subject to this limitation, in proportion to their Sharing Ratios; and

                              (2) second, any remaining amount to the Members
in the manner required by the Code and Treasury Regulations.

                        (D) DEFICIT ACCOUNT CHARGEBACK AND QUALIFIED INCOME OFFSET. If any Member has an Adjusted Capital Account Deficit at the end of any year, including an Adjusted Capital Account Deficit for such Member caused or increased by an adjustment, allocation or distribution described in Treasury Regulation sections 1.704-1(b)(2)(ii)(d)(4),(5) or (6), such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible.

                        (E) MEMBER NONRECOURSE DEDUCTIONS. Any Member nonrecourse deductions for any year or other period shall be allocated to the Member who bears the economic risk of loss with respect to the Member nonrecourse debt to which such Member nonrecourse deductions are attributable in accordance with Treasury Regulation section 1.704-2(i).

                        (F) CURATIVE ALLOCATIONS. The allocations provided for in Section 3.2(b)(i)(A), (C) and (D) above (the "TAX REGULATORY ALLOCATIONS"), will not be consistent with the manner in which the Members intend to divide Company Profits, Losses and similar items. Accordingly, Profits, Losses and other items will be reallocated among the Members (in the same year, and to the extent necessary, in subsequent years) in a manner consistent with Treasury Regulation section 1.704-1(b) and 1.704-2 so as to prevent the Tax Regulatory Allocations from distorting the manner in which Company Profits, Losses and other items are intended to be allocated among the Members pursuant to Section 3.2(a).

                        (G) CHANGE IN REGULATIONS. If the Treasury Regulations incorporating the Tax Regulatory Allocations are hereafter changed or if new Treasury Regulations are hereafter adopted, and such change or new regulations, in the opinion of independent recognized tax counsel for the Company, make it necessary to revise the Tax Regulatory Allocations or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation set forth in this Article 3 would not be respected for U.S. Federal income tax purposes, this Agreement shall be amended (with the Consent of all Members, which Consent shall not be unreasonably withheld) in such a manner as, in the opinion of such counsel, is necessary or desirable, taking into account the economic interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially changing the amounts that otherwise would be distributable to any Member pursuant to this Agreement.

                  (ii) CHANGE IN MEMBERS' INTERESTS. If there is a change in any Member's share of the Company's Profits, Losses or other items during any year (whether by reason of a transfer of a Member's interest or otherwise), allocations among the Members shall be made in accordance with their interests in the Company from time to time during such year in accordance with Code section 706, using the closing-of-the-books method, except that depreciation, amortization and similar items shall be deemed to accrue ratably on a daily basis over the entire year during which the corresponding asset is owned by the Company for the entire year, and over the portion of a year after such asset is placed in service by the Company if such asset is placed in service during the year.

                  (iii) NONRECOURSE DEDUCTIONS AND NONRECOURSE DEBT SHARING. For purposes of this Agreement, the Members shall be deemed to be allocated nonrecourse deductions, within the meaning of Treasury Regulation section 1.704-2, in proportion to their Sharing Ratios. Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Treasury Regulation section 1.752-3(a)(3), the Members' interests in Company profits are their Sharing Ratios.

      3.3 TAX ALLOCATIONS.

            (a) GENERALLY. Except as set forth in Section 3.3(b), allocations for tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as allocations as set forth in
Section 3.2. Allocations pursuant to this Section 3.3 are solely for purposes of U.S. Federal, state, local and foreign income taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

            (b) SPECIAL RULES.

                (i) ELIMINATION OF BOOK/TAX DISPARITIES. If any Company property has a Carrying Value different from its adjusted tax basis to the Company for U.S. Federal income tax purposes (whether by reason of the contribution of such property to the Company, the revaluation of such property hereunder, or otherwise), allocations of taxable income, gain, loss and deduction under this Section 3.3 with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for U.S. Federal income tax purposes and its Carrying Value in the same manner as under Code section 704(c) or the principles set forth in Treasury Regulation section 1.704-l(b)(2)(iv)(g), as the case may be, using the remedial method set forth in Treasury Regulation section 1.704-3(d), unless each of the Members Consents to the use of a different method.

                  (ii) ALLOCATION OF ITEMS AMONG MEMBERS. Each item of income, gain, loss, deduction and credit and all other items governed by Code section 702(a) shall be allocated among the Members in proportion to the allocation of Profits, Losses and other items to such Members hereunder, provided that any gain recognized from any disposition of a Company asset which is treated as ordinary income because it is attributable to the recapture of any depreciation or amortization shall be allocated among the Members in the same ratio as the prior allocations of Profits. Losses or other items that included such depreciation or amortization, but not in excess of the gain otherwise allocable to each such Member.

                                    ARTICLE 4

                                  DISTRIBUTIONS

      4.1 GENERALLY. From time to time, as and when determined by the Board, the Company shall make distributions to the Members in accordance with their Sharing Ratios from funds legally available for such purpose.

      4.2 LIQUIDATING DISTRIBUTIONS. Distributions to the Members of cash or property arising from a liquidation of the Company shall be made in accordance with the Capital Account balances of the Members, as provided in Section 8.3(d)(ii).

      4.3 WITHHOLDING, The Company shall comply with the withholding requirements of the laws of any taxing jurisdiction to which any Member is subject and shall timely remit amounts withheld to, and timely file required forms with, the applicable jurisdictions, but only to the extent the Company knows or reasonably should know (including by virtue of being notified by such Member) that a Member is subject to such withholding. To the extent the Company is required to withhold and pay over any amounts to any taxing authority with respect to distributions or allocations to any Member, the amount withheld shall be treated as a distribution in the amount of the withholding to that Member on the date the payment is remitted. In the event of any claimed overwithholding, a Member shall have no right against the Company or any other Member. If the amount of withholding tax paid by the Company was not withheld from actual distributions, the Company may, at its option, (i) require the Member to reimburse the Company for the amount of such withholding, or (ii) reduce any subsequent distributions to such Member by the amount of such withholding. Each Member shall furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations. Each Member shall indemnify and hold harmless the Company and all other Members from and against any and all liabilities, obligations, damages, deficiencies and expenses (including reasonable legal and accounting fees) resulting from any failure of the Company to withhold taxes on distributions or allocations to such Member, unless such failure to withhold was the result of willful malfeasance or gross negligence on the part of the Company.

                                    ARTICLE 5

                                   MANAGEMENT

      5.1 GENERALLY. The Company shall have a board of directors (the "BOARD"), comprised of an even number of members (each, a "DIRECTOR"), one-naif of whom shall be appointed by BEn Member and one-half of whom shall be appointed by Calpine Member. The number of Directors comprising the Board shall be set by the Members from time to time. The management of the Company shall be vested exclusively in the Board, which may from time to time by resolution delegate authority to the officers of the Company or to others to act on behalf of the Company. Except as otherwise agreed by the Members, no Member shall have any right or authority to take any action on behalf of the Company or to bind or commit the Company with respect to third parties or otherwise. Except as provided in Section 5.3 or as otherwise provided in this Agreement, each Member hereby (a) specifically delegates to the Board its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the LLC Act, and (b) revokes its right to bind the Company, as contemplated by the provisions of Section 18-402 of the LLC Act.

      5.2 COMPOSITION OF BOARD; MEETINGS AND APPROVAL REQUIREMENTS.

            (a) ELECTION AND REMOVAL OF DIRECTORS. Upon election by a Member, each Director shall hold office until death, disability, resignation or removal at any time at the pleasure of the Member that elected him or her. If a vacancy occurs on the Board, the Member that elected such Director shall give notice of such vacancy to the other Member, and as soon as practicable after the occurrence of such vacancy shall elect a successor so that the Board remains fully constituted at all times.

            (b) MEETINGS AND APPROVAL REQUIREMENTS.

                  (i) REGULAR MEETINGS. Unless otherwise determined by the Board, the Board shall meet at least every calendar quarter on a date and at a time and place established by the Board. Special meetings of the Board shall be held at the written request of any Director. Each Member shall use its best efforts to cause the Directors elected by it to be present at each meeting of the Board.

                  (ii) TELEPHONIC MEETINGS. Any meeting of the Board may be held by conference telephone call or through similar communications equipment by means of which all Persons participating in the meeting are able to hear each other. Participation in a telephonic or videographic meeting held pursuant to this section shall constitute presence in person at such meeting.

                  (iii) NOTICES. Notices of regularly scheduled meetings of the Board shall not be required unless the time or place of a particular regular meeting is other than as set forth in the schedule of annual meetings previously approved by the Board. Notices of special meetings shall be required and shall state the place, date and hour of the meeting and the purpose or purposes for which the meeting is called. Special meetings shall be held at the address specified in the notice of such meeting or at such other place as shall be agreed by the Directors.

Notice of a special meeting shall be given in writing to each Director not less than five (5) nor more than fifteen (15) days before the date of the meeting. Directors may waive in writing the requirements for notice before, at or after the special meeting involved.

                  (iv) QUORUM. At each meeting of the Board, the presence in person or by electronic means, as the case may be, of at least one of the Directors appointed by BEn Member and at least one of the Directors appointed by Calpine Member shall be necessary to constitute and maintain a quorum for the transaction of business by the Board.

                  (V) APPROVAL REQUIREMENTS. The Board may act either through the presence of Directors voting at a meeting or by written consent without a meeting as described in clause (vi) below. In the case of actions taken at a meeting, the affirmative vote of all Directors present in person or by electronic means, as the case may be, and voting at a duly held meeting of the Board where a quorum is present, shall be necessary for any action of the Board.

                  (vi) WRITTEN CONSENTS. Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by at least one Director appointed by BEn Member and at least one Director appointed by Calpine Member. Such consents shall be filed with the minutes of the proceedings of the Board.

            (c) COMPENSATION AND REIMBURSEMENT. No compensation or fees shall be paid by the Company to any individual for serving as a Director, nor shall any Director be entitled to reimbursement by the Company for expenses incurred in attending meetings of the Board.

      5.3 MATTERS REQUIRING MEMBER APPROVAL. In addition to any other approval required by applicable law, this Agreement, or any other written agreement of the Members, and notwithstanding the provisions of Section 5.1, the following matters shall require the approval of each Member:

            (a) any merger or combination of the Company with another Person, or any classification, recapitalization, dissolution, liquidation or winding up of the Company,

            (b) any issuance, sale or buyback by the Company of Interests, or any other similar transactions;

            (c) any issuance by the Company of an LLC Interest Certificate;

            (d) any addition to or amendment or repeal of the Certificate, or this Agreement;

            (e) approval of any capital calls made to Members; and

            (f) consideration of any matter specifically referred to the Members in writing by any Director who, on the basis of oral or written advice of counsel, has determined that such Director has a conflict of interest with respect to such matter.

      5.4 MEMBER MEETING AND APPROVAL PROCEDURES.

            (a) MEETINGS. A meeting of the Members for the purpose of acting upon any matter upon which the Members are entitled to vote may be called by the Board at any time, and such a meeting shall be called by the Board not more than thirty (30) days after receipt of a written request therefor signed by either of the Members. Meetings of the Members shall be held at such location as from time to time shall be reasonably determined by the Board The Board shall give written notice of any such meeting to all Members, and such meeting shall be held not less than seven (7) days nor more than thirty (30) days after the Board sends such notice. All Members shall be entitled to attend and participate in any such meeting, and the affirmative vote or written consent of each Member shall be required for any action of the Members.

            (b) QUORUM; NOTICE; WAIVERS; PROXIES. The presence in person or by proxy of all of the Members shall constitute a quorum at all meetings of the Members. No notice of the time, place or purpose of any meeting of Members need be given to any Member entitled to such notice who, in writing, executes and files with the records of the meeting, either before or after the time thereof, a waiver of such notice. Any Member who attends a meeting in person or is represented by proxy, except for a Member attending a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened, shall be deemed to have waived notice of such meeting. Each Member may authorize any Person to act for it by proxy with respect to any matter in which such Member is entitled to participate, including waiving notice of any meeting and voting or participating in a meeting. Every proxy must be signed by such Member or its attorney-in-fact. No proxy shall be valid after the expiration of twelve
(12) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

            (c) WRITTEN CONSENT TO ACTION. Notwithstanding the provisions of Sections 5.4(a) and 5.4(b), on any matter that is to be voted on by the Members, the Members may take such action without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Members. An original or copy of any such consent shall be inserted in the record of the proceedings of the Members.

      5.5 OFFICERS. The Board may appoint and remove such officers, with such duties, as the Board shall determine in its sole discretion to be necessary or appropriate from time to time.

      5.6 LIABILITY AND INDEMNIFICATION.

            (a) EXCULPATION OF DIRECTORS AND OFFICERS. No Director or officer shall be liable, responsible or accountable in damages or otherwise to the Company or any of the Members for any act or omission performed or omitted (i) in good faith on behalf of the Company, (ii) in a manner reasonably believed by such Director to be within the scope of the authority granted to him or her by this Agreement, and (iii) in a manner not constituting willful misconduct, fraud, or breach of fiduciary duty of loyalty.

            (b) INDEMNIFICATION OF MEMBERS, DIRECTORS AND OFFICERS BY THE COMPANY. The Company shall, solely from assets of the Company and without recourse to any Member, indemnify, defend and hold harmless each Member, each Director and each officer (each, an "INDEMNITEE"), for any and all claims or threats thereof, expenses and liabilities or threats thereof (including, without limitation, reasonable attorneys' fees and costs of investigation and defense relating to the Company) that such party may incur by reason of being an Indemnitee (regardless of the disclosure or lack of disclosure of such status) or by virtue of taking any action pursuant to this Agreement-in such capacity unless such claim, expense or liability is caused by an act or omission performed or omitted by the Indemnitee in bad faith or in a manner constituting willful misconduct, fraud, or breach of fiduciary duty of loyalty. Expenses incurred by an Indemnitee in defense or settlement of any claim that may be subject to indemnification may be advanced by the Company prior to the final disposition thereof upon (i) receipt of an undertaking by or on behalf of such Indemnitee to repay such amount to the extent that it shall be determined ultimately that such Indemnitee is not entitled to indemnification and (ii) a reasonable determination that such Indemnitee is able to repay such amounts under such circumstances, including the provision of such security or assurance of repayment as reasonably may be requested by the Board.

            (c) INDEMNIFICATION OF COMPANY BY EACH MEMBER AND INDEMNITEE. If the Company is made a party to any claim, dispute or litigation or otherwise incurs any loss, liability, damage, cost or expense (i) as a result of or in connection with the obligations or liabilities of an Indemnitee that are unrelated to the Company's business, or (ii) by reason of a Member's breach of its obligations hereunder, the Member Indemnitee or Member, as the case may be, shall indemnify and reimburse the Company for all loss, liability, damage, cost and expense incurred thereby (including reasonable attorneys' fees and expenses).

      5.7 COMPANY FUNDS. The funds of the Company shall be deposited in such bank account or accounts identified to the Company, or invested in such interest-bearing or non-interest-bearing investments identified to the Company, as shall be designated by the Board in its sole discretion. Alt withdrawals from any such bank accounts shall be made by the Board or the duly authorized agent or agents of the Board. Company funds shall not be commingled with those of the Members or any other Person.

                                    ARTICLE 6

                       ACCOUNTING AND RECORDS; TAX MATTERS

      6.1 FISCAL YEAR. Unless otherwise determined by the Board, the fiscal year of the Company shall be the calendar year.

      6.2 METHOD OF ACCOUNTING. Unless otherwise determined by the Board, the books of account and reports of the Company shall be maintained or prepared, as the case may be, in accordance with GAAP; provided, however, that for purposes of making allocations and distributions hereunder (including, without limitation, distributions in liquidation of the Company in accordance with Capital Account balances as required by Section 8.3(d)(2)), Capital Accounts and Profits, Losses and other items described in Section 3.2 shall be determined in accordance with U.S. Federal income tax accounting principles utilizing the accrual method of accounting, with the adjustments required by Treasury Regulation section 1.704-l(b) to properly maintain Capital Accounts. Each Member acknowledges that the Capital Account balances of the Members for the purposes described in the preceding sentence are not computed in accordance with GAAP.

      6.3 BOOKS AND RECORDS AND INSPECTION.

            (a) BOOKS OF ACCOUNT AND RECORDS. Proper and complete records and books of account of the Company, including all such transactions and other matters as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or as are required under applicable law, shall be maintained by the Company. The Company also shall keep at its principal place of business all records relating to the Company required by the LLC Act and any other applicable laws to be kept at such office.

            (b) INSPECTION. All records and books of account described in
Section 6(a) above shall be open to inspection and copying by either Member or its accredited representatives at any reasonable time during normal business hours and at such Member's expense.

      6.4 TAX MATTERS.

            (a) PARTNERSHIP TAX STATUS. The Members intend that the Company shall be treated as a partnership for U.S. Federal, state and local income tax purposes and hereby agree, and authorize the Company and the Tax Matters
Partner to take such actions (including the making of, or refraining from making, any relevant elections) to perfect such status. The Members further intend that the provisions of sections 6221-6234 of the Code shall apply to the Company and intend that, if the circumstances so require, an election under section 6231(a)(1)(B)(ii) of the Code shall be made. The Board shall have authority to amend or supplement the provisions of this Section 6.4 from time to time, as it sees fit.

            (b) TAX MATTERS PARTNER. With respect to U.S. Federal income tax matters, a Member designated by the Board shall be the "tax matters partner" (the "TAX MATTERS PARTNER") within the meaning of section 6231(a)(7) of the Code and shall act in any similar capacity under state, local, foreign or provincial tax law; provided, however, that the Tax Matters Partner shall not have the authority to take any non-ministerial actions, including any determinations regarding tax elections, tax reporting, withholding tax obligations and tax controversies (e.g., tax audits, extension of statutes of limitations, administrative and judicial proceedings and the filing of amended tax returns or refund claims), without the approval of the Board or its designee.

                                    ARTICLE 7

                                   THE MEMBERS

      7.1 REGISTER OF MEMBERS. The Board shall cause the Secretary to prepare and maintain a register of the Members of the Company, which shall be kept with the official records of the Company at the principal place of business of the Company. The register shall record the name and mailing address of each Member, the date such Person became a Member, and the percentage of the Interests held by such Member. The initial register shall be in the form attached hereto as
Schedule 1. The Secretary shall enter into the register any Person who has become a Member in accordance with the provisions of Section 7.2 or Section 7.3.

      7.2 ADMISSION OF NEW MEMBERS OTHER THAN BY TRANSFER. Except as the Members may otherwise agree from time to time, a new Member may be admitted to the Company (other than by Transfer, as to which Section 7.3 shall apply) only with the Consent of each other Member, which Consent may be withheld in the sole discretion of such other Member.

      7.3 TRANSFERS OF INTERESTS. Except as the Members may otherwise agree from time to time, a Member may not Transfer all or any part of its Interest without the Consent of the other Member, which Consent may be withheld in the sole discretion of such other Member.

                                    ARTICLE 8

                           DISSOLUTION AND TERMINATION

      8.1 NO TERMINATION. Except as expressly provided in this Agreement, no Member shall or shall seek to dissolve, terminate or liquidate the Company, and no Member shall petition a court for the partition, dissolution, termination or liquidation of the Company, or its property. Each of the Members hereby irrevocably waives any and all rights that it may have to maintain an action to partition Company property or to compel any sale or transfer thereof.

      8.2 EVENTS OF DISSOLUTION. The Company shall be dissolved upon the First to occur of the following;

            (a) expiration of the term of the Company set forth in Section 1.3;

            (b) the unanimous Consent of the Members to dissolve the Company, but only on the effective date of dissolution specified by such Members at the time of such approval;

            (c) entry of a decree of judicial dissolution under the LLC Act; or

            (d) any other event that causes a dissolution of the Company because the LLC Act mandates dissolution upon the occurrence of such other event, notwithstanding any agreement among the Members to the contrary.

      8.3 PROCEDURES UPON DISSOLUTION.

            (a) GENERAL. If the Company dissolves, it shall commence winding up pursuant to the appropriate provisions of the LLC Act and the procedures set forth in this Section 8.3. Notwithstanding the dissolution of the Company, prior to the termination of the Company, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

            (b) CONTROL OF WINDING UP. The winding up of the Company shall be conducted under the direction of the Board (the Board in such capacity hereinafter referred to as the "LIQUIDATOR"); provided, however, that any Member who caused the dissolution of the Company in contravention of this Agreement (and any Directors appointed by such Member) shall not participate in the control of the winding up of the Company and provided further, that if the dissolution is caused by entry of a decree of judicial dissolution pursuant to
Section 8.2(c), the winding up shall be carried out in accordance with such decree.

            (c) MANNER OF WINDING UP. The Company shall engage in no further business following dissolution other than that necessary for the orderly winding up of the business and distribution of assets. The maintenance of offices shall not be deemed a continuation of the business for purposes of this Section 8.3(c). Upon dissolution of the Company, the Liquidator shall (i) cause to be filed a certificate of cancellation in accordance with the LLC Act, and (ii) determine the time, manner and terms of any sale or sales of Company property pursuant to such winding up, consistent with its fiduciary responsibility and having due regard to the activity and condition of the relevant market and general financial and economic conditions.

            (d) APPLICATION OF ASSETS. In the case of a dissolution of the Company, the Company's assets shall be applied as follows:

                  (i) CREDITORS. First, to payment of the liabilities of the Company owing to third parties (including Affiliates of the Members) and to Members. After payment of any such known liabilities, the Liquidator shall set up such reserves as are reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company. Such reserves may be paid over by the Liquidator to an escrow holder or trustee, to be held in escrow or trust for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the Liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in Section 8.3(d)(ii) below.

                  (ii) MEMBERS. Second, to the Members in accordance with the balances in their Capital Accounts, after as applicable, all allocations of Profits or Losses and other items pursuant to Article 3, provided that if there are insufficient assets available to pay to each Member the positive balance in such Member's Capital Account, the available assets shall be distributed to the Members with positive Capital Accounts in proportion to their respective positive Capital Account balances. All distributions pursuant to this Section 8.3(d)(ii) shall be made no later than the end of the Company taxable year during which the liquidation of the Company occurs (or, if later, within ninety
(90) days after the date of such liquidation).

      8.4 TERMINATION OF COMPANY. Upon the completion of the liquidation of the Company and the distribution of all Company assets, the Company's affairs shall terminate and the Liquidator shall cause to be executed and filed an appropriate certificate, if required, to such effect in the proper governmental office or offices, as well as any and all other documents required to effectuate the termination of the Company.

                                    ARTICLE 9
                               NATURE OF INTERESTS

      9.1 INTERESTS SHALL BE SECURITIES. The Interests shall be deemed to be "securities" within the meaning of Section 8-102(a)(l5) of the Uniform Commercial Code as in effect from time to time in the State of New York ("UCC"), including for purposes of the grant, pledge, attachment or perfection of a security interest in the Interests. The law of the State of New York is hereby designated as the issuer's jurisdiction within the meaning of Section 8-110(d) of the UCC for purposes of the matters specified therein.

      9.2 ISSUANCE OF CERTIFICATES. The Interest of each Member shall be evidenced by a LLC Interest Certificate in the form attached hereto as Exhibit A issued to each such Member. The LLC Interest Certificate shall state on its face
(i) the restrictions of transfer set forth in this Agreement, as applicable, and
(ii) that it is subject to the terms and conditions of this Agreement. Subject to the restrictions set forth in Section 5.3, only the Members may issue a LLC Interest Certificate, and only upon the execution of the same by a duly authorized officer of each such Member. Evidence of the issuance of the LLC Interest Certificate shall be recorded in the books of the Company as set forth in Sections 5.3 and 7.1.

      9.3 REGISTERED OWNER. The Company shall be entitled to treat the registered owner of a LLC Interest Certificate as the owner of such Interest for all purposes and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Interest, regardless of whether it shall have actual or other notice thereof, by a person other than the registered owner of such certificate.

                                   ARTICLE 10

                            MISCELLANEOUS PROVISIONS

      10.1 DISCLAIMER OF AGENCY. This Agreement does not create any relationship beyond the scope set forth herein, and except as otherwise expressly provided herein, this Agreement shall not constitute any of the Members or the Company the legal representative or agent of any other, nor shall any Member or the Company have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of or on behalf of any other Member or the Company.

      10.2 AMENDMENT. Except for an amendment reflecting a permissible change in Members in accordance with the terms of this Agreement, or as provided in Sections 2.1(c) and 3.2(b)(i)(G) (relating to tax allocation amendments) or otherwise herein, any amendment to this Agreement must be in writing and executed by each Member.

      10.3 NOTICES. Any notice, demand, offer, or other instrument required or permitted to be given pursuant to this Agreement shall be in writing signed by the party giving such notice and shall, to the extent reasonably practicable, be sent by telecopy, and if not reasonably practicable to send by telecopy, then by hand delivery, overnight courier, telegram or certified mail (return receipt requested), to the other parties at the addresses set forth below:

               (a) If to BEn Member, to it at:

                   c/o Bechtel Enterprises Holdings, Inc.
                   50 California Street
                   Suite 2200
                   San Francisco, CA 94111
                   Attention: President
                   Telecopy: (415) 768-4171

               (b) if to Calpine Member, to it at:

                   c/o Calpine Corporation
                   6700 Koll Center Parkway
                   Pleasanton, CA 94566
                   Telephone: (925)600-2000
                   Fax: (925)600-8925
                   Attention: Senior Vice President - Western Regional Office

                   with a copy to:

                   Calpine Corporation
                   50 West San Fernando Street
                   San Jose, CA 95113
                   Telephone: (408)995-5115
                   Fax: (408)975-4648
                   Attention: General Counsel

Each party may change the place to which notice shall be sent or delivered or specify one additional address to which copies of notices may be sent, in either case by similar notice sent or delivered in like manner to the other parties. Without limiting any other means by which a party may be able to prove that a notice has been received by the other party, a notice shall be deemed to be duly received: (i) if sent by hand, overnight courier or telegram, the date when duly delivered at the address of the recipient; (ii) if sent by certified mail, the date of the return receipt: or (iii) if sent by telecopy, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the telecopy was sent indicating that the telecopy was sent in its entirety to the recipient's telecopy number.

      10.4 CONSEQUENTIAL DAMAGES. Notwithstanding any provision in this Agreement to the contrary, no Member or any Affiliate thereof shall be liable to any other Member or the Company or to their respective Affiliates under this Agreement for consequential, incidental, special, indirect or punitive damages of any nature, including lost profits or revenues, the cost of capital or lost business opportunity. The Members intend that the waivers and disclaimers of liability, releases from liability, and limitations and apportionments of liability expressed herein shall apply, whether in contract or in tort, even in the event of the application of strict liability or in the event of the fault or negligence (in whole or in part) of or breach of contract by a Member or its Affiliate released or whose liability is waived, disclaimed, limited, apportioned or fixed, and shall extend to such Member's Affiliates and its and their constituent partners, shareholders, directors, officers, employees, representatives and agents. The Members also intend and agree that such provisions shall continue in full force and effect notwithstanding the termination, suspension, cancellation or rescission of this Agreement, or the dissolution and termination of the Company.

      10.5 COUNTERPARTS. The Members may execute this Agreement in two or more counterparts, which shall, in the aggregate, be signed by all the Members, and each counterpart shall be deemed an original instrument as against any Member who has signed it.

      10.6 GOVERNING LAW. This Agreement shall be governed by, construed, interpreted and applied in accordance with the laws of the State of Delaware (excluding any conflict of law rules that would refer the matter to be decided to the laws of another jurisdiction).

      10.7 BINDING EFFECT. This Agreement shall be binding on all successors and assigns of the Members and inure to the benefit of the respective successors and permitted assigns of the Members, except to the extent of any express contrary provision in this Agreement.

      10.8 PARTIAL INVALIDITY. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect and in no way shall be affected impaired, or invalidated by reason of such holding.

      10.9 CAPTIONS. Titles or captions of Sections or Articles contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision hereof.

      10.10 NO RIGHTS IN THIRD PARTIES. The provisions of this Agreement are for the exclusive benefit of the Members and their respective successors and permitted assigns. This Agreement is not intended to benefit or create rights in any other Person (including any governmental Person), including (a) the Company,
(b) any Person (including any governmental Person) to whom any debts, liabilities or obligations are owed by the Company or either Member, or (c) any liquidator, trustee or creditor acting on behalf of the Company. No such creditor or any other Person (including any governmental Person) shall have any rights under this Agreement (or any other Agreement to which the Members are parties), including rights with respect to enforcing the payment of capital contributions.

      10.11 NO TITLE TO COMPANY PROPERTY. All property owned by the Company, whether real, personal or mixed, and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, individually, shall have any ownership interest or title in such property except indirectly through such Member's ownership of Interests.

      10.12 FURTHER ASSURANCES; ADDITIONAL DOCUMENTS. Each Member shall, and shall use its reasonable efforts to cause its Affiliates to, take such further actions as are reasonably requested by any other Member, including the execution and delivery of documents, as are necessary or expedient to carry out the intent of this Agreement. Without limiting the generality of the foregoing, each party hereto agrees to execute, with acknowledgment or affidavit, if required or deemed appropriate, any and all documents and writings that may be necessary or expedient in connection with the creation of the Company and the achievement of its purposes, specifically including (i) such certificates and other documents as may be necessary or appropriate to form, qualify or continue the Company as a limited liability company (or a company in which the Members have limited liability) in all jurisdictions in which the Company conducts or plans to conduct business and (ii) all such agreements, certificates, tax statements, tax returns and other documents as may be required of the Company or its Members by the laws of the U.S. or any state or province in which the Company conducts or plans to conduct business, or any political subdivision or agency thereof.

      10.13 PERSONS NOT NAMED. Unless named in this Agreement, of unless admitted to the Company as a member by Consent of the Members as provided herein, no Person shall be considered a Member. The Company and the Members need deal only with Persons so named or admitted as Members; provided, however, that any distribution by the Company to the Person shown on the Company records as a Member or its legal representative or the assignee of the right to receive Company distributions as herein provided, shall relieve the Company and the Member of all liability to any other Person who may be interested in such distribution by reason of any other assignment by the Member, bankruptcy of the Member or any other reason.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers or directors, have executed this Amended and Restated Limited Liability Company Operating Agreement as of the date first above written.

                                  BEn DEC Holdings, LLC.
                                  a Delaware limited liability company

                                  By: /s/ Robert J. Duncan
                                      --------------------------------------
                                      Name: Robert J. Duncan
                                      Title: Vice President

                                  CPN Delta Holdings LLC.
                                  a Delaware limited liability company

                                  By: /s/ Ann B. Curtis
                                      --------------------------------------
                                      Name: Ann B. Curtis
                                      Title: Executive Vice President

                                                                   SCHEDULE 1 TO
                                                            AMENDED AND RESTATED
                                                         LLC OPERATING AGREEMENT

                               REGISTER OF MEMBERS

                            DELTA ENERGY CENTER, LLC

NAME AND MAILING                                DATE ADMITTED                PERCENTAGE OF
ADDRESS OF MEMBER                                 AS MEMBER                 INTERESTS HELD
BEn DEC Holdings. LLC                           November 12,1999               50 Percent
c/o Bechtel Enterprises Holdings. Inc.
50 California Street. Suite 2200
San Francisco. CA 94111

CPN Delta Holdings LLC                          August 8,2000                  50 Percent
c/o Calpine Corporation
6700 Koll Center Parkway
Pleasanton. CA 94566

                                                                    Exhibit A to
                                                            Amended and Restated
                                                         LLC Operating Agreement

                            LLC INTEREST CERTIFICATE
                            DELTA ENERGY CENTER, LLC
                      A DELAWARE LIMITED LIABILITY COMPANY

NO._______

      THIS CERTIFIES THAT. _________________ is the owner of a fully paid and non-assessable ___ % Interest (as defined in the LLC Agreement referred to herein) in Delta Energy Center, LLC (the "COMPANY") and certain other rights in connection therewith in the Company, as set forth in the Amended and Restated Limited Liability Company Operating Agreement of Delta Energy Center, LLC, dated as of April 5, 2001, as amended, modified and supplemented from time to time (the "LLC AGREEMENT"). Such Interest is not transferable except as provided in the LLC Agreement and is otherwise subject to the terms and conditions of the LLC Agreement.

      THIS CERTIFICATE is not negotiable or transferable except in connection with the transfer of the limited liability company interest evidenced hereby as provided in the LLC Agreement; provided, however, that this Certificate, when coupled with an assignment in the form set forth on the reverse hereof or otherwise sufficient to convey an interest in the Company, duly executed in blank or assigned to the named assignee, may be deposited with the Company and shall constitute direction by the registered owner of this Certificate to the Company to register the change of ownership of the limited liability company interest evidenced hereby to such assignee and to issue a new Certificate reflecting such change of ownership to such assignee. The Interest evidenced by this Certificate shall be deemed to be a security within the meaning of Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of New York, including for purposes of the grant, pledge, attachment or perfection of a security interest in the Interest.

      IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by the duly authorized officers of its Members and the issuance recorded in its limited liability company books this ________ day of _________ , ____________.

BEN DEC HOLDINGS, LLC,                    CPN DELTA HOLDINGS LLC,
a Delaware limited liability company      a Delaware limited liability company

By:_________________________________      By:_________________________________
Name:_______________________________      Name:_______________________________
Title:._____________________________      Title:______________________________

THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.

                            (REVERSE OF CERTIFICATE)

                                 OWNERSHIP POWER

      FOR VALUE RECEIVED.___________________________________ hereby assigns, conveys, sells and transfers unto______________________________all of its ownership interests in DELTA ENERGY CENTER, LLC, a Delaware limited liability company, standing in its name on the books of DELTA ENERGY CENTER, LLC, a Delaware limited liability company, represented by the following certificate(s):
______________ and irrevocably appoints_____ as its attorney-in-fact to transfer the ownership interest(s) with full power of substitution in the premises.

Dated:____________________                    By:______________________________

In the presence of:
__________________________

THIS SECURITY HAS NOT BEEN REGISTERED OR QUALIFIED PURSUANT TO THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF SO REGISTERED AND QUALIFIED OR IF AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION EXISTS.